TURBOCHEF TECHNOLOGIES, INC.

SECOND AMENDMENT TO

2003 STOCK INCENTIVE PLAN

Background

TurboChef Technologies, Inc. (the “Company”) adopted its 2003 Stock Incentive Plan (the “Plan”) on October 29, 2003. Under Section 4.1 of the Plan, the total number of shares of Common Stock of the Company available for grant of Awards under the Plan was six million (6,000,000) shares. Effective April 1, 2004, the Company amended the Plan to increase the number of shares available for Award grants to ten million (10,000,000) shares. The amended Plan was approved by stockholders of the Company on July 19, 2004. Effective December 27, 2004, the Company effected a 1-for-3 reverse split of its outstanding shares, and the number of shares available for Award grants under the Plan adjusted pursuant to Section 4.4 of the Plan to 3,333,333 shares. Under Section 13.1 of the Plan the Committee, defined in the Plan as the Compensation Committee of the Company’s Board of Directors, is authorized at any time to amend the Plan. The Company’s Board of Directors deemed it advisable that the number of shares available for grant of Awards be increased by an additional 2,000,000 shares, to a total of 5,333,333 shares, and by consent on June 6, 2005, the Board, including the members of the Compensation Committee, approved the amendment and recommended it for approval by the stockholders. On July 19, 2005, the amendment was approved by the Company’s stockholders.

Amendment

The Plan, as amended, is further amended, effective July 19, 2005, by deleting the first sentence of Section 4.1 thereof and substituting in lieu thereof the following sentence:

Subject to adjustment as provided in Section 4.4, effective July 19, 2005 the total number of Shares available for grant of Awards under the Plan shall be five million three hundred thirty three thousand three hundred thirty three (5,333,333) Shares, subject to Awards granted prior to the effective date, all of which may be granted as Incentive Stock Options.

By authority of the Board of Directors

/s/ Dennis J. Stockwell

Dennis J. Stockwell

Secretary